For Release
At 8:00 a.m., C.D.T., May 18, 2006

Rochester Medical Corporation Signs Agreements with Coloplast A/S and Mentor Corporation

Stewartville, MN May 18, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced it has signed definitive agreements with Coloplast A/S and Mentor Corporation on certain strategic transactions in connection with the Coloplast A/S acquisition of Mentor Corporation’s urology business.

Under the agreements, Rochester Medical will acquire certain assets of Coloplast and Mentor related to sales of Male External Catheters (MECs) in the United Kingdom (UK). The assets include Clear Advantage®, Freedom®, Freedom Plus®, and Transfix® brands of MECs. They also include Mentor Medical’s UK Dispensing Appliance Contractor License and its sales offices and warehouse facility in Lancing, England. The recently formed Rochester Medical, LTD will own and continue to staff the facility as of the closing date of the transaction which Rochester Medical expects to occur around June 1, 2006. Rochester Medical will pay $14.6 million for the acquired assets, of which $9.3 million will be paid at closing and $5.3 million will be paid in equal installments over five years.

Rochester Medical also announced today that it has entered into a Global Supply Agreement under which Rochester Medical will supply silicone MECs to Coloplast which will be sold under Coloplast’s brands worldwide excepting the UK. Coloplast will supply Rochester Medical with its requirements of latex MECs which Rochester Medical will sell in the UK under its newly acquired Freedom and Freedom Plus brands.

Rochester Medical further announced today that it has signed a definitive agreement to acquire certain operating assets of Mentor Corporation’s Anoka, Minnesota Silicone Male External Catheter Manufacturing Facility. Rochester Medical will purchase certain equipment and inventory for approximately $1.6 million. Rochester Medical and Mentor agree to terminate the Patent License granted under prior agreements between the parties, and Mentor will convey to Rochester Medical all intellectual property exclusively related to the manufacturing and sale of silicone MECs at the Anoka facility. The existing arbitration between Rochester Medical and Mentor will be dismissed, and the parties will execute a mutual general release.

In addition to the above agreements, Rochester Medical and Coloplast have entered into a Cross License Agreement related to certain patents held by each Company. The cross licensing is for the purpose of avoidance of future infringement claims by each party.

The acquisition agreements remain subject to customary closing conditions, as well as the closing of the sale of Mentor’s urology business to Coloplast. Rochester Medical expects all of the transactions to close on or near June 1, 2006.

Commenting on today’s announcement, Rochester Medical CEO and President Anthony J. Conway said, “We are very pleased to have reached agreement on these strategic transactions. As I have previously stated, we believe these agreements will strengthen sales, margin, and profits and will propel Rochester Medical to a new level of success.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of the closing of the transactions, the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, Item 6) for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.